Exhibit 10.15

RURBAN FINANCIAL CORP.
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR KENNETH A. JOYCE

THIS AGREEMENT between RFC and the Executive was originally effective as of the first day of March, 2006 (the “Effective Date”).  Effective as of the Restatement Effective Date, RFC and the Executive hereby amend and restate this Agreement, as set forth herein.

WITNESSETH:

WHEREAS, the Executive is employed by RFC as its Chief Executive Officer; and

WHEREAS, RFC and the Executive originally entered into this Agreement to define certain payments to the Executive as described herein; and

WHEREAS, the parties desire to amend and restate this Agreement in its entirety to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the services performed in the past and to be performed in the future, as well as of the mutual promise and covenants herein contained, the parties agree as follows:

AGREEMENT:

ARTICLE 1: DEFINITIONS

For purposes of this Agreement, the following capitalized words and phrases (including any form thereof) shall have the following meanings unless another context clearly requires another meaning:

1.1           ACT.  The Securities Exchange Act of 1934, as amended.

1.2           AGREEMENT.  This Rurban Financial Corp. Amended and Restated Supplemental Executive Retirement Plan Agreement Kenneth A. Joyce, as it may be amended from time to time.

1.3           ANNUAL DIRECT SALARY.  The Executive’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the thirty-six (36) consecutive calendar month period ending on or immediately before the date on which it is being calculated, multiplied by twelve (12).  Annual Direct Salary will be determined without including any employee or fringe benefits, bonuses, incentives or other compensation (other than base salary) paid or earned during the calculation period.

1.4           BENEFICIARY.  The person or persons whom the Executive has designated to receive payments pursuant to this Agreement in the event of his death.  If the Executive has not designated any Beneficiary, the Executive’s estate shall be his Beneficiary.

1.5           CAUSE.  The term “Cause” shall be defined, for purposes of this Agreement, as the occurrence of one or more of the following:

1.

(a)
The willful failure by the Executive to substantially perform his duties hereunder (other than a failure resulting from the Executive’s incapacity because of death or disability), after notice from the Corporation and a failure to cure such violation within twenty (20) days of said notice;

(b)	The willful engaging by the Executive in misconduct injurious to the Corporation;

(c)	Dishonesty, insubordination or gross negligence of the Executive in the performance of his duties;

(d)	The Executive’s breach of fiduciary duty involving personal profit;

(e)
The Executive’s violation of any law, rule or regulation governing issuers of publicly traded securities or banks or bank officers or any regulatory enforcement actions issued by a regulatory authority against the Executive;

(f)
Conduct on the part of the Executive which brings public discredit to the Corporation and, if the effect may be cured, a failure to cure within twenty (20) days of the date notice of such conduct is delivered to the Executive;

(g)
The Executive’s conviction of or plea of guilty or nolo contendere to a felony (including conviction of or plea of guilty or nolo contendere to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude, or the actual incarceration of the Executive for a period of twenty (20) consecutive days or more;

(h)
An act by the Executive affecting any of the Corporation’s employees, customers, business associates, contractors or visitors that an independent third party decides, after reasonable investigation, constitutes unlawful discrimination or harassment or violates the Corporation’s policy concerning discrimination or harassment;

(i)	The Executive’s theft or abuse of the Corporation’s property or the property of the Corporation’s customers, employees, contractors, vendors or business associates;

(j)	The direction or recommendation of a state or federal bank regulatory authority to remove the Executive from his position(s) with the Corporation;

(k)
The Executive’s willful failure to follow the good faith lawful instructions of the board of directors of RFC with regard to its operations, after written notice and, if the event may be cured, a failure to cure such violation within twenty (20) days of the date said notice is delivered to the Executive;

(l)
Material breach of any contract or agreement that the Executive entered with the Corporation, including a breach of any of the obligations described in Article 4 and, if the breach may be cured, a failure to cure such breach within twenty (20) days of the date notice of such conduct is delivered to the Executive; or

(m)	Unauthorized disclosure of the trade secrets or Confidential Information of the Corporation, of any of its affiliates, trade partners or vendors.

2.

However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with the Corporation’s applicable vacation policy or other period of absence initiated by the Executive and approved by the Corporation.

Also, if, after the Executive terminates employment, the Corporation learns that the Executive has actively concealed conduct or an event that, if discovered before employment terminated, would have constituted “Cause,” the provisions of Section 3.3 will be applied retroactively to the date the Executive terminated employment and the Corporation may recover any and all amounts paid to the Executive (or to his or her beneficiaries) under this Agreement.

1.6          CHANGE ENTITY.   In the event of a Change of Control, the Corporation and any entity with which RFC effects a Change in Control

1.7          CHANGE OF CONTROL.  For purposes of this Agreement, the term “Change of Control” shall mean the earliest of any of the following:

(a)	Of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Act;

(b)
A merger or consolidation of RFC with or purchase of all or substantially all of RFC’s assets by another “person” or group of “persons” (as such term is defined or used in Sections 3.13(d) and 14(d) of the Act) and, as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing person is owned, immediately after the transaction, by the holders of the voting stock of RFC before the transaction, regardless of when or how their voting stock was acquired;

(c)
Any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) becomes through any means a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of RFC representing fifty percent (50%) or more of the combined voting power of RFC’s then outstanding securities eligible to vote for the election of RFC’s board of directors;

(d)
Any “person” as defined above, other than the Corporation, the Executive or RFC’s ESOP, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5, or any successor rule or regulation, promulgated under the Act), directly or indirectly, of securities of RFC which represent twenty-five percent (25%) or more of the combined voting power of the securities of RFC then outstanding but disregarding any securities with respect to which that acquirer has filed SEC Schedule 13G indicating that the securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, RFC’s management or policies, unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such securities, including those previously subject to a SEC Schedule 13G filing;

(e)
Individuals who, on the Effective Date, constituted the board of directors of RFC (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the members of RFC’s board of directors; provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of RFC in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; and further provided, however, that no individual elected or nominated as a director of RFC initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than RFC’s board of directors shall ever be deemed to be an Incumbent Director; and

3.

(f)	Any other change of control of RFC similar in effect to the foregoing.

Notwithstanding any other provision of this Agreement, the Plan will be administered without regard to this definition if the Executive acted in concert with any person or group (as defined above) to effect a Change of Control, other than at the specific direction of the board of directors of RFC and in his/her capacity as an employee of RFC.

1.8           CODE.  The Internal Revenue Code of 1986, as amended.

1.9           CONFIDENTIAL INFORMATION.  Any and all information (other than information in the public domain) related to the Corporation’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.

1.10         CORPORATION.   Collectively, RFC and any of its successors, including the Change Entity.

1.11         DATE OF THE CHANGE OF CONTROL.  The date the first of any of the events described in Section 1.7 occurs.

1.12         EARLY RETIREMENT BENEFIT.  The annual benefit provided in Section 3.2.

1.13         EFFECTIVE DATE.  March 1, 2006.

1.14         EXECUTIVE.  Kenneth A. Joyce, an individual.

1.15         EXCISE TAXES.  The excise taxes described in Section 4999 of the Code.

1.16         NON-COMPETITION AREA.  The geographic area within fifty  (50) miles of the Corporation’s main office, as may be amended pursuant to Section 4.1(b).

1.17         NON-COMPETITION PERIOD.  The period beginning on the effective date of this Agreement and extending throughout the two (2) year period following the Executive’s Termination, as may be amended pursuant to Section 4.1(b).

1.18         RESTATEMENT EFFECTIVE DATE.  December 31, 2008.

1.19         RETIREMENT DATE.  Provided that the Executive remains in the continuous employ of the Corporation, the first December 31st after his sixty-second (62) birthday, unless shortened or extended by action of the board of directors of RFC.

4.

1.20         RETIREMENT BENEFIT.  The annual benefit provided in Section 3.1.

1.21         RFC.  Rurban Financial Corp., an Ohio corporation having a place of business at 401 Clinton Street, Defiance, Ohio

1.22         TERMINATES.  The Executive’s “separation from service” within the meaning of Section 409A of the Code from RFC and all entities that, along with RFC, would be treated as a single employer under Sections 414(b) and (c) of the Code.

1.23         YEAR OF SERVICE. A year of employment with the Corporation, as determined by RFC in its sole discretion; provided, however, that for purposes of determining Years of Service under this Agreement, the Executive shall be credited with his years of employment with RFC.

ARTICLE 2:  INTENT

2.1           EFFECTIVE DATE.   This Agreement became effective on the Effective Date and is being amended and restated as of the Restatement Effective Date.

2.2           PARTICIPATION IN OTHER PLANS.  The benefits provided hereunder shall be in addition to the Executive’s annual salary as determined by the board of directors of the Corporation, and shall not affect the right of the Executive to participate in any current or future Corporation retirement plan, group insurance, bonus, or supplemental compensation arrangement which constitutes a part of the Corporation’s regular compensation structure.

2.3           FRINGE BENEFITS.  The benefits provided by this Agreement are granted by the Corporation as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase.  The Executive has no option to take any current payment or bonus in lieu of these benefits except as set forth hereinafter.

2.4           ACCOUNTING.  The Corporation shall account for the Executive’s benefit under this Agreement using the regulatory accounting principles of the Corporation’s primary federal regulator consistent with generally applicable accounting principles.  The Corporation shall establish an unfunded accrued liability retirement account for the Executive.

2.4           TOP-HAT PLAN.  The Corporation intends that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits to the Executive, as a member of a select group of management or highly compensated employees of the Corporation for the purposes of the Employee Retirement Income Security Act of 1974, as amended.

2.5           ADMINISTRATION.  RFC (or its designee) shall administer the Agreement and shall supervise the maintenance of such accounts and records as it deems necessary or desirable. In this capacity, RFC (or its designee) shall have complete and absolute discretion to interpret and construe the provisions of this Agreement, to adopt rules, regulations and procedures consistent therewith, and to make all findings of fact, correct errors and supply omissions, and decide all disputes with respect to the rights and obligations of the Executive.  The decisions of RFC (or its designee), as administrator, shall be final and conclusive with respect to every question that may arise relating to either the interpretation or administration of the Agreement, and its decision shall be binding on all parties and may not be overturned unless determined by a court of appropriate jurisdiction to be arbitrary and capricious.

5.

ARTICLE 3: BENEFITS

3.1         RETIREMENT BENEFIT.  If the Executive Terminates on or after his Retirement Date, the Corporation shall pay the Executive a Retirement Benefit equal to twenty-five percent (25%) of his Annual Direct Salary.  Payment of the Retirement Benefit shall commence on the first day of the month following the date of Termination and shall be payable in substantially equal monthly installments for a period of one hundred eighty (180) months.

3.2         EARLY RETIREMENT BENEFIT.  If the Executive Terminates prior to his Retirement Date, provided that the Executive has at least five (5) Years of Service, the Executive shall be entitled to receive an Early Retirement Benefit based on his age on the date of Termination equal to the percentage of his Annual Direct Salary as set forth below

Age	Percentage

At least age fifty-five (55) but less than age sixty (60)	15%

At least age sixty (60) but less than age sixty-two (62)	20%

Age sixty-two (62)	25%

Payment of the Early Retirement Benefit shall be made at the same time and in the same form as described in Section 3.1.

3.3         OTHER TERMINATION OF EMPLOYMENT. Notwithstanding the foregoing, if the Executive:

(a)
Terminates prior to attaining age fifty-five (55) or Terminates without at least five (5) Years of Service and prior to his Retirement Date, the Executive will not be entitled to any benefit under this Agreement;

(b)	Is Terminated for Cause, the Executive will not be entitled to any benefit (whether or not vested) under this Agreement; or

(c)
Develops a permanent disability while employed, the Executive will not be entitled to any benefit (whether or not vested) under this Agreement.  For purposes of this Agreement, a “permanent disability” shall mean a physical or mental impairment that renders the Executive incapable of performing the essential functions of his job, on a full-time basis, even taking into account any reasonable accommodation required by law, as determined by a physician who is selected by the agreement of the Executive and the Corporation, for a period greater than one-hundred eighty (180) days.

3.4         EFFECT OF DEATH FOLLOWING TERMINATION.   In the event the Executive dies after Termination but  before all Retirement Benefit or Early Retirement Benefit payments have been made, the Corporation shall continue making such payments to the Executive’s Beneficiary.

6.

3.5         DEATH BENEFIT PRIOR TO TERMINATION.

(a)
Death Prior to Retirement Date.  In the event the Executive dies while actively employed by the Corporation at any time after the Effective Date but prior to his Retirement Date, and the Executive would have been eligible to receive an Early Retirement Benefit had he Terminated on the date of death, the Corporation will pay a Death Benefit to the Executive’s Beneficiary equal to the Early Retirement Benefit the Executive would have received had he Terminated on the date of death.

(b)
Death After Retirement Date.  In the event the Executive dies while actively employed by the Corporation at any time after the Effective Date and after  his Retirement Date but prior to his Termination, the Corporation will pay a Death Benefit to the Executive’s Beneficiary equal to the Retirement Benefit as though the Executive Terminated on the date of death.

(c)
Payment of Death Benefit.  Payment of the benefit described in this Section 3.5 shall begin on the first day of the first month following the Executive’s death and shall be in substantially equal monthly installments for a period of one hundred eighty (180) months.

3.6         EFFECT OF CHANGE OF CONTROL.  In the event of a Change of Control, the Executive shall become entitled to receive a Retirement Benefit upon his Termination following such Change of Control regardless of his age or Years of Service, calculated on the basis of the higher of his Annual Direct Salary on the Date of the Change of Control or on the date of Termination.  The benefit payable pursuant to this Section 3.6 shall be paid following the Executive’s Termination following the Change of Control as described in Section 3.1.

3.7         SIX-MONTH DISTRIBUTION DELAY FOR SPECIFIED EMPLOYEES.  Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of the Corporation, determined pursuant to the Corporation’s policy for identifying specified employees, on the date of his Termination, no payment on account of the Executive’s Termination shall be made until the first (1st) day of the seventh (7th) month following the date of Termination (or, if earlier, the date of his death).  The cumulative amount paid on such day shall include any payments that could not be made during such period.

ARTICLE 4: COVENANTS

4.1         NON-COMPETITION.  In consideration of the benefits provided under this Agreement:

(a)
The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation.  Accordingly, in consideration of the benefits described in this Agreement, during the Non-Competition Period, the Executive shall not:

(i)
In the Non-Competition Area, provide financial or executive assistance to any person, firm, corporation or enterprise engaged in: (1) the banking or financial services industry (including bank holding company); or (2) any other activity in which the Corporation engaged at the beginning of the Non-Competition Period; or

(ii)
Directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of the Corporation during the term of the Executive’s employment or on the date of the Executive’s Termination, to become a customer or referral source for any person or entity other than the Corporation; or

7.

(iii)
Directly or indirectly solicit, induce or encourage any employee of the Corporation, who is employed during the term of the Executive’s employment or on the date of the Executive’s Termination, to leave the employ of the Corporation or its subsidiaries or to seek, obtain or accept employment with any person or entity other than the Corporation or its subsidiaries.

(b)
It is expressly understood and agreed that, although the Executive and RFC consider the restrictions contained in this Section 4.1 reasonable for the purpose of preserving for the Corporation, its good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the Non-Competition Area, the Non-Competition Period or any other restriction contained in this Section 4.1 is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 4.1 shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)
The existence of any immaterial claim or cause of action of the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of this covenant.  The Executive agrees that any breach of the restrictions set forth in this Section 4.1 will result in irreparable injury to the Corporation for which it will have no adequate remedy at law and the Corporation shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages.

4.2         UNAUTHORIZED DISCLOSURE.  During the term of his employment, or at any later time, the Executive shall not, without the written consent of the boards of directors of RFC or a person authorized thereby, knowingly use or disclose to any person, other than an employee of the Corporation, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Corporation any material Confidential Information obtained by him while in the employ of the Corporation with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of the Corporation,  the disclosure of which could be or will be damaging to the Corporation; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation or any information that must be disclosed as required by law.

ARTICLE 5: GOLDEN PARACHUTE PROVISIONS

Notwithstanding any provision in this Agreement to the contrary (other than Sections  6.9  and 6.10  which will apply under the circumstances described in those paragraphs and below), if, as of the date of the Change of Control, the Change Entity (after consulting with an independent accounting or compensation consulting company) ascertains that the compensation and benefits provided to the Executive pursuant to or under this Agreement (other than the amounts described in Sections 6.9 and 6.10, either alone or when combined with other compensation and benefits received by the Executive, would constitute “excess parachute payments” within the meaning of Section 280G of the Code, or the Treasury Regulations promulgated thereunder, then:

8.

(a)	The relevant provisions of any change of control agreement to which the Corporation and the Executive are parties on the Date of the Change of Control will apply; or

(b)
If the Executive and the Corporation are not parties to a change of control agreement on the Date of the Change of Control such parachute payments shall be retroactively (if necessary) reduced to the extent necessary to avoid Excise Taxes, which reduction shall comply with Section 409A of the Code.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, the Corporation shall be required only to pay to the Executive the amount determined to be deductible under Section 280G.

If the Internal Revenue Service subsequently and finally decides that the amount of compensation and benefits (including after the reduction applied under this Section 5) will generate Excise Taxes on compensation and benefits (other than those amounts described in Sections 6.9 and 6.10), the Executive will immediately remit an additional amount to the Change Entity equal to the difference between the amount paid (other than those amounts described in Sections 6.9 and 6.10) and the amount paid (other than those amounts described in Sections 6.9 and 6.10).  Also, the Executive agrees to promptly notify the Corporation of an assessment or inquiry from the Internal Revenue Service relating to payments under this Agreement that would, if made final, result in imposition of an Excise Tax and also agrees to cooperate in resisting any Excise Tax assessment.  However, the Corporation will have complete control over resolution of any claim by the Internal Revenue Service that might generate an Excise Tax (although it will have no dispositive power over any other tax matter that may be subject to the same audit) and the Corporation will bear all costs associated with that effort provided that any costs paid or reimbursed by the Corporation shall be subject to the following limitations: (i) the costs eligible for payment shall include any costs arising during the lifetime of the Executive; (ii) the amount of costs paid during any taxable year of the Executive may not affect the amount of costs eligible for payment in any other taxable  of the Executive year; (iii) any costs being paid shall be paid no later than December 31 of the year following the year in which they were incurred; and (iv) the right to payment may not be subject to liquidation or exchange for another benefit.

ARTICLE 6: MISCELLANEOUS

6.1          RESTRICTIONS ON FUNDING.  The Corporation shall have no obligation to set aside, earmark, or entrust any specific fund or money with which to pay its obligation under this Agreement.  The Corporation reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and determine the extent, nature, and method of such funding.

6.2          GENERAL ASSETS OF THE CORPORATION.  The rights of the Executive under this Agreement and of any Beneficiary shall be solely those of an unsecured creditor of the Corporation.  If the Corporation shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither the Executive nor any Beneficiary shall have any right with respect to, or claim against, such policy or other asset.  Such policy or asset shall not be deemed to be held under any trust for the benefit of the Executive or his Beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the Corporation under this Agreement.  It shall be, and remain, a general, unpledged, unrestricted asset of the Corporation and the Executive or any of his Beneficiaries shall not have a greater claim to the insurance policy or other assets, or any interest in either of them, than any other general creditor of the Corporation.

9.

6.3         NO EMPLOYMENT CONTRACT. This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure the Executive of continued employment by the Corporation.

6.4          NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Kenneth A. Joyce
______________________
______________________
If to the Corporation:	Rurban Financial Corp.
Human Resource Director
401 Clinton Street
Defiance, OH 43512

or to such other address as the Executive or the Corporation may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.5      SUCCESSORS; BINDING AGREEMENT.  This Agreement shall inure to the benefit of and be binding upon the Corporation, and the Executive, their respective personal representatives, heirs, assigns or successors, provided, however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment herein except as may be otherwise specified in this Agreement.

6.6          SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

6.7          WAIVER; AMENDMENT.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an executive officer specifically designated by the board of directors of RFC. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

6.8             LIMITATION OF DAMAGES FOR BREACH OF AGREEMENT.  In the event of a breach of this Agreement, by either the Corporation or the Executive, each hereby waives to the fullest extent permitted by law, the right to assert any claim against the others for punitive or exemplary damages.  Except as provided in Section 6.10, no party will be entitled to the recovery of attorney’s fees or costs.

10.

6.9	ARBITRATION

(a)
Resolution of Disputes.  The Corporation and the Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time.  Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement, except for any claims brought by the Corporation for equitable relief or an injunction to enforce the restrictive covenants contained in Article 4, are to be submitted for resolution, in Defiance County, Ohio to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”).  The Corporation or the Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  The Corporation and the Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool.  The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of Ohio, but shall be bound by the substantive law applicable to this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, the Corporation and the Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

(b)
Costs.  The Corporation or the Change Entity will bear all reasonable costs associated with any dispute arising under this Agreement, including reasonable accounting and legal fees incurred by the Executive in connection with the arbitration proceedings just described. Any such payment by the Corporation shall be subject to the following limitations: : (i) the costs eligible for payment shall include any costs arising during the lifetime of the Executive; (ii) the amount of costs paid during any taxable year of the Executive may not affect the amount of costs eligible for payment in any other taxable  of the Executive year; (iii) any costs being paid shall be paid no later than December 31 of the year following the year in which they were incurred; and (iv) the right to payment may not be subject to liquidation or exchange for another benefit.

If otherwise due, payments not being contested under the procedures described in this section will not be deferred during the pendency of procedures described in this section.

6.10         LEGAL FEES.  The Corporation or the Change Entity shall pay all reasonable legal, accounting and actuarial fees and expenses incurred by the Executive in enforcing any right or benefit provided by this Agreement.  If it is subsequently determined that payment of these fees are excess parachute payments, the Corporation or the Change Entity will fully gross-up the Executive for the income, wage, employment and excise taxes associated with that payment so that, after all applicable federal, state and local, income, wage, employment and excise taxes (plus any assessed interest and penalties), the Executive will have incurred no liability (either for these fees or the taxes just listed) with respect to the matters encompassed in this paragraph.  Any payments made pursuant to this Section 6.10 shall be made as provided in Section 6.9(b).

6.11         LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles.

6.12         VALIDITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.13         HEADINGS.  The paragraph headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

11.

6.14       OTHER PROVISIONS.

(a)
Except as expressly provided in this Agreement, the Executive’s right to receive the payments described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement.

(b)
The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

(c)
Except as expressly provided elsewhere in this Agreement, the amount of any payment made under this Agreement will be reduced by the minimum amounts the Employer is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.

(d)
The right of the Executive or any other person to receive any amount under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution.  Any attempt to assign, transfer, pledge or encumber any amount that is or may be receivable under this Agreement will be null and void and of no legal effect.  However, this paragraph will not preclude payment under this Agreement of any benefit to which a deceased Executive is entitled.

(e)
Subject to the preceding paragraph (d), this Agreement inures to the benefit of and may be enforced by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.15       ENTIRE AGREEMENT.  This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties (including such agreement with any subsidiary of RFC) with respect to similar payments and this Agreement contains all the covenants and agreements between the parties with respect to same.

6.16       REGULATORY LIMITATIONS.   Notwithstanding anything to the contrary contained herein, the Executive acknowledges and agrees that any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned on compliance with the provisions of 12 U.S.C. §1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies.  In the event any payments to the Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulation, the Corporation will use its commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment by the Corporation to the Executive of the maximum amount that is permitted (up to the amount payable under the terms of this Agreement).

6.17       SECTION 409A.   This Agreement is intended to comply with the requirements of Section 409A of the Code and, to the maximum extent permitted by law, shall be interpreted, construed and administered consistent with this intent.  None of RFC or any other person shall have liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code.  Nothing in this Agreement shall be construed as the guarantee of any particular tax treatment to the Executive.

12.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Corporation, by its authorized representatives the day and year above mentioned.

RURBAN FINANCIAL CORP.

By	/s/ Steven VanDemark, Chairman

Date	December 31, 2008

EXECUTIVE

/s/ Kenneth A. Joyce
Kenneth A. Joyce

Date	December 31, 2008

13.